Exhibit 10.26

CONTRACT MANUFACTURING AND SUPPLY AGREEMENT

FOAMIX PHARMACEUTICALS LTD.
ASM AEROSOL-SERVICE AG

- i -

This Contract Manufacturing and Supply Agreement is entered into as of October 18, 2019 (the “Effective Date”) by and between:

Foamix Pharmaceuticals Ltd., a company duly organized and existing under the laws of Israel,

whose registered office is 2 Holzman Street, Rehovot Science Park, Rehovot, Israel

– hereinafter “FOAMIX” –

X

and

ASM Aerosol-Service AG a company incorporated and existing under the laws of Switzerland with its principal place of business at Industriestrasse 11, 4313 Möhlin, Switzerland

– hereinafter “ASM” –

X

PREAMBLE

FOAMIX has developed the Products and owns or controls the Intellectual Property in the Products for the Territory; ASM has the requisite knowledge, expertise and resources to Manufacture the Products for and on behalf of FOAMIX;

The Intellectual Property of the Manufacturing Process belongs to FOAMIX;

FOAMIX wishes ASM to Manufacture the Products based on the terms and conditions of this Agreement, and ASM agrees to Manufacture the Products on such terms and conditions;

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties agree as follows:

1.	DEFINITIONS

Unless otherwise expressly stated, or the context otherwise requires, the words and expressions listed below shall, when used in this Agreement, including this clause 1, bear the meanings ascribed to them:

1.1	Additional Period – has the meaning set forth in clause 2.2;

1.2
Affiliate – with respect to each Party, any corporation, firm, partnership or other legal entity that directly or indirectly is controlled by, controls or is under common control with such Party. For purposes of this definition, “control” means, with respect to such entity, the direct or indirect ownership of more than fifty percent (50%) of the voting interest in such entity or the possession otherwise, directly or indirectly, of the power to direct the management or policies of such entity;

1.3	Agreement – this Contract Manufacturing and Supply Agreement, including its Appendices;

1.4	Aggrieved Party – Has the meaning set forth in clause 22.2;

1.5	API – Means the active pharmaceutical ingredient of a Product;

1.6	Appendix – An appendix to this Agreement;

1.7	ASM Developed IP – Has the meaning set forth in clause 20.3;

1.8	Background IP – Has the meaning set forth in clause 20.1;

1.9	Business Day – Shall mean any day other than Saturday, Sunday or a public holiday in either (i) Switzerland (if the obligor is FOAMIX) or (ii) the United States or Israel (if the obligor is ASM).

1.10	CGMP – Means, the then-current Good Manufacturing Practices for medicinal products that is applicable to the manufacture of a Product, including in the United States.

1.11
Confidential Information – All information of whatsoever nature (whether oral, written, electronic or in any other form) including data, know-how, trade secrets, manufacturing processes and systems, samples of goods, software techniques, procedures, test methods, unpublished financial statements and information, licenses, prices, price lists, pricing policies, customer and supplier lists, customer and supplier names and other information relating to customers and suppliers, marketing techniques and marketing development tactics and plans, and all other information containing or consisting of material of a technical, operational, administrative, economic, marketing, planning, business or financial nature or in the nature of Intellectual Property, in each case, disclosed (i) by FOAMIX or any Affiliate of FOAMIX to ASM or any of its employees, agents or contractors, or disclosed by ASM to FOAMIX or any of its Affiliates, or its or their employees, agents or contractors and (ii) under this Agreement or the Development Agreement. For clarity, (A) Foamix API Material, Foamix API Material Specifications, Foamix Background IP and Foamix Developed IP shall be deemed Confidential Information of Foamix, and (B) ASM Background IP and ASM Developed IP shall be deemed Confidential Information of ASM;

1.12	Defaulting Party – Has the meaning set forth in clause 22.2;

1.13	Defective Product – Has the meaning set forth in clause 17.6;

1.14	Development Agreement – The Development Agreement by and between the Parties dated as of February 5, 2015;

1.15	Disclosing Party – Has the meaning set forth in clause 26.1;

1.16	Facility – The pharmaceutical production facilities of ASM situated at 4313 Möhlin, Switzerland;

1.17	FOAMIX Developed IP – Has the meaning set forth in clause 20.2;

1.18	FOAMIX API Material – The active pharmaceutical ingredient minocycline hydrochloride, to be supplied by FOAMIX to ASM for Manufacture of the Products;

1.19
FOAMIX API Material Specifications – The specifications for the manufacture, testing, storage, handling and packaging of FOAMIX API Material agreed to by the Parties and set forth Appendix 2 (Quality Agreement);

1.20	Forecast – Has the meaning set forth in clause 7.1.1;

1.21
Governmental Approval – Any approval, waiver, exemption, variance, permit, authorization, license, registrations or similar approval of any Governmental Authority necessary for the Manufacture of the Product;

1.22
Governmental Authority – Any national, regional, state, provincial or local regulatory agency, department, bureau, commission, council or other governmental entity that has the responsibility, jurisdiction and authority to approve the manufacture, use, importation, packaging, labelling, marketing and sale of pharmaceutical products in any country or jurisdiction;

1.23	Indemnitee – Has the meaning set forth in clause 19.3;

1.24	Indemnitor – Has the meaning set forth in clause 19.3;

1.25	Initial Period – Has the meaning set forth in clause 2.1;

1.26
Intellectual Property – Each of the following: (i) copyrights, trademarks, trade secrets, patent rights, supplementary patent certificates, patent extensions, know-how, concepts, database rights, and rights in trademarks, trade secrets and designs (whether registered or unregistered); (ii) applications for registration, and the right to apply for registration, for any of the same; (iii) all other intellectual property rights and equivalent or similar forms of protection existing anywhere in the world; (iv) inventions, developments, methods or processes, including any intellectual property rights in the foregoing, and (v) modifications or improvements to any of the items in clauses (i)-(iv);

1.27	Losses – Has the meaning set forth in clause 19.1;

1.28	Manufacture / Manufacturing – In relation to the Products, the manufacture, analytical testing (including release and stability testing), labelling, packaging, storage, release and delivery thereof;

1.29	Manufacturing Process – The technical process of manufacturing and/or packaging a Product according to the Specifications;

1.30	Marketing Approval – Has the meaning set forth in clause 13.4;

1.31	Party / Parties – “Parties” stands for both FOAMIX and ASM; “Party” means either of them, as the context may require;

1.32	Price – Has the meaning set forth in clause 9;

1.33	Product Material – Any raw materials, excipients, packaging materials or components used in the Manufacture of the Products other than the FOAMIX API Material, including as set forth on Appendix 7;

1.34	Products – The products listed in Appendix 1, to be manufactured by ASM in accordance with the Specifications and all other terms of this Agreement;

1.35	Purchase Order – Has the meaning given in clause 0;

1.36
Quality Agreement – The Quality Agreement set out in Appendix 2, between ASM and FOAMIX, which addresses technical and quality requirements as amended from time to time after agreement between the affected quality departments by the written agreement of ASM and FOAMIX. In case of differences or conflicts between this Agreement and the Quality Agreement, the Quality Agreement shall prevail solely for matters related to product quality and CGMP;

1.37
Recall – Any action by FOAMIX or any of its Affiliates to recover title to or possession of or to prevent the distribution, prescription, consumption or release of a Product sold or shipped to third parties, pursuant to a quality issue related to Manufacturing or testing of a Product or as required by an applicable Governmental Authority. The use of the term “Product” in the definition of “Recall” also includes Product which FOAMIX has not sold or delivered to third parties, but which would have been subject to recall if it had been sold or delivered;

1.38	Receiving Party – Has the meaning set forth in clause 26.1;

1.39	Representative – Has the meaning set forth in clause 26.2;

1.40
Specifications – those characteristics, formulae, manufacturing, testing, packaging, labelling, storage, standards and other specifications for such Product as set out in Appendix 2 (Quality Agreement), as the same may be amended or supplemented from time to time by mutual written agreement of the Parties;

1.41	Supply Failure – Has the meaning set forth in clause 8.4;

1.42	Supply Interruption– Has the meaning set forth in clause 8.4;

1.43	Term – Has the meaning given in clause 2.2;

1.44	Territory – Means worldwide, other than the countries Japan and China;

1.45	Transport Costs – Has the meaning given in clause 8.2.

2.	COMMENCEMENT AND TERM

2.1	This Agreement shall commence on the Effective Date and continue for an initial period of four (4) years, unless terminated earlier as provided elsewhere in this Agreement (“Initial Period”).

2.2
After the Initial Period, the Agreement will automatically renew for a further period of two (2) years, and for further periods of two (2) years thereafter (each an “Additional Period,” and together with the Initial Period, the “Term”), unless terminated earlier as provided for in this Agreement.

3.	AGREEMENT TO SUPPLY

3.1
During the Term of this Agreement and subject to the provisions of this Agreement, ASM shall Manufacture and supply to FOAMIX, and FOAMIX shall purchase from ASM the finished Products, in such quantities and on such dates as specified by FOAMIX and agreed upon by ASM as set forth in this Agreement. Other than as set forth in clauses 7.3 and 8.4, for four (4) years from the Effective Date, ASM shall Manufacture and supply all of FOAMIX’s commercial needs for the Products in the Territory on an exclusive basis. Except in the case of material breach by FOAMIX under this Agreement, during the Term and for two (2) years after termination or expiration of this Agreement, ASM shall not manufacture or supply to a third party any topical product containing the active pharmaceutical ingredient minocycline or minocycline hydrochloride.

3.2	FOAMIX hereby instructs and authorizes ASM to manufacture the Products in accordance with the Manufacturing Process and FOAMIX’s manufacturing instructions.

3.3
ASM shall source and supply all Product Materials for the Manufacturing of the Products and FOAMIX shall approve the procurement of the type and quality of the Product Materials needed for the Manufacturing of the Products prior to the procurement of such Product Materials and approve all artwork, advertising and labelling information necessary for Manufacturing the Products. Such artwork, advertising and labelling information is and shall remain the exclusive property of FOAMIX, and FOAMIX shall be solely responsible for the content thereof. Such material, components, artwork, advertising and labelling information or any reproduction thereof may not be used by ASM in any manner other than in performing its obligations hereunder.

3.4
All Manufacturing and storage of a Product until the delivery to FOAMIX of the finished Product shall be carried out by ASM at its Facility utilizing equipment, molds and tooling in the manner set forth in the Specifications. ASM is responsible for maintaining all equipment and tooling used to Manufacture the Product in good working condition, and at its own cost.

3.5
Foamix shall have the right during the Term, exercisable itself or through a third party contractor of its choosing, to engage in manufacturing activities related to the Products other than the manufacture of materials used for commercial supply of the Products; such permissible “manufacturing activities” shall include the conduct of process and cost optimization, process development, qualification and validation, equipment and facility qualification and validation, stability and release testing, quality assurance and quality control. For clarity, the conduct of the aforementioned activities shall not be deemed to be a violation of Foamix’s obligations under this clause 3.

4.	MANUFACTURE

4.1
ASM shall Manufacture the Products based on the terms and conditions set forth in this Agreement. All manufacturing operations shall be performed in strict compliance with: applicable laws and regulations; applicable CGMP; the Specification; the Quality Agreement; and the applicable laws and regulations on health, safety and environment protection.

4.2	Analysis of Materials

For the purposes of this Agreement, all quality control tests and analysis on raw materials, packaging materials, components and other Product Materials shall be considered routine and shall be performed in accordance with the Quality Agreement by ASM. Any additional tests expressly initiated or requested by FOAMIX shall be performed at FOAMIX’s expense. All test results are to be documented in accordance with CGMP and will be available for audits at FOAMIX’s request.

4.3	Quality Control and Records

4.3.1
ASM shall perform all tests (chemical and/or microbial) on the Product Materials and on the finished Product to ensure the quality of the Products as required by the Specifications and the Quality Agreement.

4.3.2
Any tests required to be performed by the Specifications or the Quality Agreement, including any in-process controls for such testing, shall be performed at ASM’s expense and any external costs incurred by ASM for such quality control tests shall be passed-through to FOAMIX. Any additional tests expressly initiated or requested by FOAMIX beyond what is contained in the foregoing clause shall be performed at FOAMIX’s expense.

4.3.3
ASM shall review all production records and the disposition of each batch of Products. ASM will maintain complete and accurate records relating to the Products and the Manufacture thereof and ASM shall provide copies thereof to FOAMIX upon request, including upon expiration or termination of this Agreement. The records shall be subject to audit and inspection under clause 12. The Quality Agreement further details the quality assurance obligations and responsibilities of the Parties.

5.	COMMUNICATION AND AUTHORITY REQUESTS

5.1
If required, regular communications between designated representatives of the Parties shall be carried out to deal with the Manufacturing performance and its improvement. In addition, the Parties shall meet on a regular basis to discuss operational and performance issues, including but not limited to, demand planning for each Product and ASM’s performance, the status of any key performance indicators and possible improvements.

5.2
FOAMIX is responsible to respond to all requests for information about the Products and the Manufacturing Process from any Governmental Authority and in making all legally required filings for purposes of obtaining and maintaining Marketing Approval. ASM shall provide reasonable assistance to FOAMIX. FOAMIX will promptly inform ASM of any regulatory changes that may impact the Manufacture of the Products. Additional costs will be discussed in good faith.

6.	SUPPLY OF FOAMIX API MATERIAL AND OTHER PRODUCT MATERIAL

6.1
FOAMIX shall supply, or cause to be supplied to ASM at the Facility, at no cost to ASM, the quantity of FOAMIX API Material necessary to meet FOAMIX’s Forecast. ASM shall use such API solely to Manufacture the Products.

6.2
FOAMIX shall deliver such items and associated certificates of analysis and certificate of compliance to ASM at the Facility. All FOAMIX API Material shall be delivered freight, insurance and duty paid at the Facility (DDP Möhlin Incoterms 2010). The FOAMIX API Material supplied by or on behalf of FOAMIX shall conform to the FOAMIX API Material Specification. ASM shall acknowledge the receipt of the FOAMIX API Material promptly and in writing within five (5) Business Days after receipt. Upon receipt, ASM shall promptly inspect the conformity of the FOAMIX API Material to the Specifications and test such items to verify their identity as per the Quality Agreement attached in Appendix 2, as further detailed in clause 6.5 below. If ASM detects a non-conformity with Specifications, certificate of analysis or certificate of compliance, ASM shall give FOAMIX prompt notice of such finding as further detailed in clause 6.5 below. ASM shall follow FOAMIX’s instructions to return or dispose of any defective API; all costs associated therewith shall be borne by FOAMIX.

6.3
ASM shall inform FOAMIX of any damage to the FOAMIX API Material that is visible from the exterior of its packaging or of a shortage in the quantity of delivered FOAMIX API Material within five (5) Business Days of ASM’s receipt of the FOAMIX API Material. FOAMIX should replace such damaged items or use commercially reasonable efforts to provide additional FOAMIX API Material to ASM in time so that any Purchase Order for which such FOAMIX API Material was destined can be Manufactured by ASM in accordance with this Agreement. ASM shall provide assistance in the investigation of any damaged items. ASM shall put damaged FOAMIX API Material under quarantine at FOAMIX’s expense until the FOAMIX API Material is returned to FOAMIX or its designee. If FOAMIX fails to timely deliver or cause to be delivered FOAMIX API Material or replacement FOAMIX API Material, ASM shall not be liable under this Agreement for any failure to deliver Product by the required delivery date.

6.4
Title to all FOAMIX API Material supplied to ASM hereunder shall remain in FOAMIX. ASM shall mark such FOAMIX API Material as the property of FOAMIX and store it separate and apart from other materials that are not used to Manufacture the Products. ASM shall use the inventory of FOAMIX API Material in accordance with FEFO (first expiry, first out) principles to Manufacture the Products. At the end of each month, ASM shall provide, in a reasonably acceptable format that is compatible with the FOAMIX enterprise resource planning system, the quantity of FOAMIX API Material in its possession by FOAMIX API Material batch number, and the remaining shelf-life of such FOAMIX API Material. In addition to FOAMIX’s right to audit the Facility under Section 12.1, ASM shall allow FOAMIX to participate in one annual routine physical inventory check of FOAMIX API Material at the Facility, as further described in clause 12.3.

6.5
ASM shall handle, sample and test the FOAMIX API Material in accordance with the FOAMIX API Material Specifications and in accordance with CGMP requirements. ASM shall inspect, at its own cost, each delivery of FOAMIX API Material in order to verify the conformity of the FOAMIX API Material with the FOAMIX API Material Specifications, as set forth in the Quality Agreement. ASM shall perform such inspection within thirty (30) calendar days after receipt of FOAMIX API Material, and in any case, prior to the use of the FOAMIX API Material in the Manufacture of the Products. Any out of Specification results from the FOAMIX API Material Specifications shall be investigated and reported to FOAMIX, as set forth in the Quality Agreement.

6.6
ASM shall procure at its own cost and expense, all Product Materials and provide all labor, facilities, equipment, machinery, heat, light and power, sufficient and necessary for the Manufacture and storage of the Products until delivery to FOAMIX. ASM shall procure such Product Materials from suppliers for which ASM has received prior written agreement from FOAMIX, as set forth in the Quality Agreement. For the avoidance of doubt, whether or not FOAMIX has approved or authorized a supplier shall have no effect upon ASM’s liability for all Product Materials used by ASM hereunder. The Product Materials shall meet the Specifications approved and agreed upon by the Parties, if applicable. ASM shall perform quality control and assurance testing and evaluation of the Product Materials as required in accordance with the Quality Agreement to meet the foregoing obligation. ASM agrees to maintain all equipment, machinery and facilities in good working condition and in compliance with CGMP.

6.7
ASM shall order sufficient quantities of all Product Materials required to Manufacture and deliver the Products, and to have sufficient Product Materials on hand in order to be able to Manufacture and supply to FOAMIX its requirement of the Products for no less than the first six (6) months of each Forecast and as described in clause 7.1.2. In the event of (i) a Specification change by FOAMIX for any reason, (ii) obsolescence of any Product Material or (iii) termination or expiration of this Agreement, FOAMIX shall bear the cost of any unused Product Material, provided that such Product Material was ordered in accordance with this clause.

7.	FORECASTS, PURCHASE ORDERS AND CAPACITY

7.1	Rolling Forecasts

7.1.1
On or before the last day of each month during the Term, FOAMIX shall provide to ASM a written rolling forecast (each, a “Forecast”) of its Purchase Order volumes of each Product for each month in the subsequent twelve (12) month period. The volume referenced in the first four (4) months of each Forecast shall represent a binding obligation of FOAMIX to purchase from ASM, and for ASM to Manufacture and supply to FOAMIX, such quantities of Product. If FOAMIX submits Purchase Orders during such binding Forecast period to ASM that are in an amount below such binding volume, then ASM shall be entitled to invoice the difference to FOAMIX.

7.1.2
Following receipt of a Forecast, ASM undertakes to order and reserve sufficient capacity and quantities of such Product Materials to fulfill the Product requirements of FOAMIX  as reflected in the first six (6) months of each Forecast plus the defined safety stock as mutually agreed to by the Parties.

7.1.3
By September 1st of each year during the Term, FOAMIX shall provide the annual Forecast for the immediately following calendar year to secure capacity for supply of the Products at the Facility. Following the receipt of the annual Forecast, the Parties shall act reasonably and in good faith to review any potential price adjustment in the Product Price, whether upward or downward, and any adjustment shall be agreed upon no later than October 31st with such adjusted price to become effective on January 1st of the immediately following calendar year. Subject to compliance with the Specifications, Quality Agreement and this Agreement, ASM shall use reasonable commercial efforts to work with FOAMIX to source Product Materials, external quality control and assurance services, and improve batch yields or fill volume in the Manufacturing process in a manner that shall reduce the Product Price pursuant to this clause. Any component or service price in the Product Materials or external quality control cost(s) that fluctuates by more than 10% of the then-existing price for such Product Material(s) or external quality control cost(s) (as demonstrated in the previous annual forecast) will require an immediate supply price adjustment to the itemized price for such Product Material or quality control cost in an amount that is equal to the difference in cost for such Product Material or quality control cost with no mark-up. Other than as set forth in the immediately preceding sentence, no Party shall be required to agree to an upward or downward adjustment in the Price.

7.2	Purchase Orders

7.2.1
FOAMIX shall place an order for Product through a written purchase order delivered to ASM from time to time to the email address as identified in clause 28.1 (“Purchase Order”).  Each order of Products shall be supplied by ASM on the basis of a Purchase Order placed by FOAMIX.  Purchase Orders shall supersede any previous verbal agreement between the Parties.

7.2.2
Each Purchase Order shall indicate the Purchase Order number, Product code, quantity ordered, required delivery date and delivery address. Each Purchase Order shall be placed in Swiss Francs (CHF). Any Purchase Order shall be based on the minimum order quantities set forth in Appendix 1.The specified delivery date for an order placed in the Purchase Order shall be no less than ninety (90) days after the date of such Purchase Order, unless otherwise agreed to by the Parties.

7.2.3
ASM shall acknowledge and confirm each Purchase Order within seven (7) Business Days of receipt including confirmation of the required delivery date and quantities by email.  If ASM is unable to confirm the delivery date within these 7 days ASM shall confirm the reception of the Purchase Order. The delivery date shall be confirmed twenty (20) Business Days after receipt of the Purchase Order at the latest. If ASM does not confirm Purchase Order within this time, following reasonable commercial efforts on the part of FOAMIX to obtain such confirmation, the Purchase Order shall be deemed as confirmed by ASM. ASM shall supply the Product in accordance with each Purchase Order and the terms of this Agreement. Each Purchase Order confirmation shall include reference to only one (1) Purchase Order. Any change of a Purchase Order requires a revised Purchase Order and a revised order acknowledgement. Notwithstanding anything to the contrary in this Agreement, ASM shall not reject any Purchase Order that is within a binding Forecast unless such Purchase Order fails to comply with this clause 7.2.3

7.3	Capacity

ASM commits the required resources and capacities necessary in order to fulfill FOAMIX´s requirements for the Product(s) based on the then-current Forecast. If FOAMIX informs ASM that its demand for Products exceeds the amounts required pursuant to such Forecast and ASM might not be able to supply these volumes, ASM shall inform FOAMIX immediately. The Parties will then discuss in good faith how and by when ASM can cover the increased demand. ASM will use reasonable commercial efforts to supply FOAMIX with any increased demand of Products.

FOAMIX may submit Purchase Orders for quantities of Product in excess of the binding Forecast amounts (an “Excess Purchase Order”), and ASM shall use its reasonable commercial efforts to fill the excess amount of such Purchase Order and shall notify FOAMIX within five (5) Business Days after receipt of the applicable Purchase Order of the expected time, as determined in good faith by ASM (the “Excess Fulfillment Time”) by which it expects to be able to fill such Excess Purchase Order. If ASM is not able to fill the Excess Purchase Order, this inability shall not constitute a “Supply Interruption” under Section 8.4 hereof.

8.	DELIVERY AND LATE DELIVERY

8.1	Delivery and Shipment

ASM shall deliver the finished Products in the delivery quantities and at the confirmed delivery date as specified in the relevant Purchase Order. Each shipment of Product shall be delivered FCA Möhlin to the delivery address stated in the Purchase Order (lncoterms 2010). ASM shall provide (i) a delivery note detailing the packaging list, the Purchase Order number, the total number of finished Product per shipping box, the number of pallets and the number of shipping boxes per pallet, (ii) a certificate of analysis and the certificate of compliance certifying that Products have been Manufactured in conformity with the Specifications, CGMP, the applicable Quality Agreement, and (iii) any other documents as may be required by the relevant Governmental Authority of the Territory in which the Product will be sold, as previously defined by FOAMIX in due time.

No Product may be shipped under quarantine, unless expressly agreed to be shipped under quarantine by FOAMIX in writing.

8.2	Transfer of Products

FOAMIX shall own all rights, title and interest in the finished Products, and the risk of loss shall transfer to FOAMIX, once the finished Products are delivered to the common carrier selected by FOAMIX for shipment. FOAMIX shall pay all costs of shipping, storage, customs, duties, taxes, freight, insurance and other charges incurred by ASM in shipping the Product (collectively “Transport Costs”). FOAMIX shall reimburse ASM for any reasonable Transport Costs, without mark-up, actually incurred by ASM, and ASM shall, upon FOAMIX’s request, provide written documentation supporting such costs.

8.3	Delayed Delivery

ASM shall immediately, but in any event within three (3) Business Days of becoming aware thereof, notify FOAMIX of the occurrence of any event within or beyond its control that may result in a delay in fulfilling a Purchase Order, provided that the giving of such notice shall not otherwise excuse ASM’s performance hereunder.

8.4	Product Discontinuance/Shortage

If ASM (i) is unable to Manufacture the Product for FOAMIX according to the Specifications and terms of this Agreement, (ii) anticipates that it will become unable to produce and supply sufficient quantities of the Product to execute on time Purchase Orders or (iii) fails to deliver to FOAMIX on a timely basis the full amount of Product under any Purchase Order confirmed or deemed confirmed by ASM pursuant to clause 7.2.3) (in each case under clauses (i) - (iii), a “Supply Interruption”), ASM shall immediately, but in any event within five (5) calendar days of becoming aware of such situation notify FOAMIX. Such notification shall not prejudice FOAMIX’s rights and remedies under this Agreement and applicable laws. ASM shall use reasonable commercial efforts to cure any Supply Interruption as soon as possible, and in any event within thirty (30) days from the Supply Interruption. Promptly following the event of a Supply Interruption, ASM shall prepare a plan to address any deficiencies or causes of such shortfall, provide a draft of the plan to FOAMIX for review and agreement, and shall implement all reasonable comments from FOAMIX as soon as possible. ASM shall provide weekly written status updates during the Supply Interruption on the progress towards remedy and cure of the Supply Interruption. If ASM fails to supply at least eighty percent (80%) of any Purchase Orders by the applicable delivery date in any three (3) consecutive calendar months or any three (3) calendar months within any five (5) consecutive rolling calendar month period and such failure is not due to the inability of FOAMIX to deliver the required amount of FOAMIX API Material or the unavailability of a necessary excipient or packaging component, a “Supply Failure” shall be deemed to have taken place. In the event of a Supply Failure, ASM shall provide FOAMIX with technology transfer and assistance as set forth in clause 24 below.

8.5	Standard Forms

In ordering and delivering the Product, FOAMIX and ASM may use the standard forms as attached to this Agreement in Appendix 6, but nothing in those forms shall be construed to modify, amend or supplement the terms of this Agreement and, in the case of any conflict herewith, this Agreement shall control.

8.6	Emergency Plans

ASM shall at all times during the Term of this Agreement have business continuity plans, resources and personnel available to deal with contingency situations affecting the availability of such resources and personnel in its Facility to minimize the occurrence and impact of Supply Interruptions or Supply Failures.

9.	PRICES

The price for finished Product that is Manufactured and supplied under this Agreement is set forth on Appendix 5 (the “Price”), as adjusted from time to time as set forth in clause 7.1.3. The Price shall include any and all costs for the Manufacture and supply of finished Product (other than the supply of FOAMIX API Material), including any costs related to quality control and assurance of the Products. ASM shall be responsible for submitting all payments to third parties for any Product Materials purchased from, or other products or services provided by, such third parties in connection with the Manufacture and supply of Products hereunder.

10.	INVOICES AND PAYMENT

10.1
ASM shall invoice each supply of Products delivered to FOAMIX as specified in the relevant Purchase Order and pursuant to this Agreement. Invoices shall not be issued earlier than the delivery date and shall cite the Purchase Order number, batch number, Products code, quantity, unit price and total price.

10.2
Any amounts shall be paid by FOAMIX within 30 (thirty) days following the end of the month in which ASM’s invoice was received. Payment shall be made by wire bank transfer in Swiss Francs (CHF) to an account designated by ASM. Payments received for any shipment of Product that is later rejected under the provisions of clause 17.6 hereof shall be credited by ASM to FOAMIX following the date on which the reason for the rejection of such Product is established.

10.3	Payment by FOAMIX shall not be deemed as acceptance of any Product.

11.	CHANGES TO SPECIFICATIONS

11.1
Without the prior written consent of FOAMIX, ASM shall not modify or waive the Specifications, raw materials, production documents or any aspect of the Manufacturing Process for the Product nor alter the batch size of Products. ASM shall not manufacture the Product at any manufacturing facility other than the Facility.

11.2
FOAMIX may request changes to the Specifications in its discretion, provided that any amendment that proposes to change the Manufacturing Process of a Product shall not be effective until agreed upon by the Parties. If ASM proposes changes to the Specifications, it shall notify FOAMIX as early as practicable and the Parties shall agree on whether and when to implement such modification. The final decision on modifications of the Specifications remains solely at FOAMIX’s discretion. To the extent that such modifications result in an increase or decrease in the cost of Manufacturing and/or packaging the Products, the Parties shall jointly examine and mutually agree upon the consequences thereof and shall make appropriate adjustments to the Product Price. ASM shall promptly notify FOAMIX of the date of implementation of any modification.

11.3
Each Party shall notify the other promptly of any request that it receives from a Governmental Authority to change, or which would have the effect of requiring a change to, the Specifications and/or Manufacturing Process. After written approval by FOAMIX, ASM shall promptly implement any such change in the Specifications and/or Manufacturing Process that may be requested by a Governmental Authority. Any additional costs incurred by ASM due to such change shall be borne by FOAMIX. ASM shall provide FOAMIX with the documentation required to evidence such changes and to support their approval by Governmental Authorities.

11.4
The cost of Product Material which becomes obsolete due to a change of Specifications induced by FOAMIX or a Governmental Authority shall be borne by FOAMIX, but only to the extent that such material cannot be used by ASM for other operations.

12.	AUDITS AND INSPECTIONS

12.1
Pursuant to the Quality Agreement, ASM shall permit FOAMIX and any of their designated representatives every year to observe the Manufacturing of the Products, and audit on an annual basis that portion of the Facility where the Product is Manufactured to evaluate ASM’s work practices, supporting systems, documents and records associated with the Products to assess ASM’s compliance with applicable law, CGMP, the Quality Agreement and this Agreement. Such review shall be conducted only after reasonable advance notice, and during ordinary business hours and shall not unduly interfere with the normal business operations of ASM. Such audit shall be permitted to take place during Manufacturing of the Products. FOAMIX also has the right to inspect the Facility at any time during the Term of this Agreement if FOAMIX has reasonable cause to be concerned that the Facility or the Manufacture of the Products or storage of FOAMIX API Material is not in compliance with applicable law, CGMP or this Agreement. ASM shall be responsible for its own costs of such Audits or Inspections as set forth in this clause 12.1. Any costs for additional Audits or Inspections not contemplated by this clause 12.1 and requested by FOAMIX for the Products will be charged to FOAMIX.

12.2
ASM shall notify FOAMIX of its receipt of a notification by a Governmental Authority of any inquiry, communication or inspection by a Governmental Authority that directly or indirectly relates to the Manufacture of a Product, including of any facility used to warehouse the Product, and shall provide to FOAMIX all communications relating to such inspections within the timeframe, and as set forth, in the Quality Agreement. FOAMIX shall have the option of attending any such inspection that relates to the Products. Duplicate samples of the Product given to a Governmental Authority will be provided to FOAMIX. ASM shall furnish to FOAMIX, not later than five (5) Business Days prior to the time it provides the same to a Governmental Authority, one copy of the proposed response or explanation relating to any inquiry, communication or inspection set forth above. ASM shall allow FOAMIX to assist in any proposed response to a Governmental Authority that relates to the Products, including review of any written response made to such authority. ASM shall consider in good faith any comments proposed by FOAMIX on the proposed response. After the filing of a response, ASM shall notify FOAMIX, and promptly provide FOAMIX with copies, of any further contact with such Governmental Authority relating to the Product.

12.3	Physical Inventory Counts and Financial Reporting

ASM shall permit FOAMIX and any of their designated representatives to perform a physical inventory count of FOAMIX API Material or any other property to which FOAMIX has rights, title and interest in on at least an annual basis. Such physical inventory count shall be conducted only after reasonable advance notice, and during ordinary business hours and shall not unduly interfere with the normal business operations of ASM.

13.	REGULATORY MATTERS AND QUALITY CONTROL

13.1
ASM shall secure and maintain in good order, at its sole cost and expense, all Governmental Authority Approvals, licenses and consents as are required to lawfully perform its obligations under this Agreement.

13.2
ASM shall maintain CGMP qualification of the Facility and shall make relevant qualification/validation reports available to FOAMIX for review. In case of new regulations having a significant economic impact upon the Manufacture of the Products, the Parties will discuss in good faith the allocation of costs resulting therefrom.

13.3
Product which does not comply with the Specifications and the warranties set forth herein shall not be delivered or invoiced by ASM. ASM will notify FOAMIX within one (1) Business Day at the latest after becoming aware of any Product’s non-conformity with the Specifications. If FOAMIX confirms the non-conformity and requests in writing that the non-conforming Product or batch should be destroyed, then such Product shall be destroyed according to the applicable local laws and regulations, and ASM shall send FOAMIX proof of such destruction. The costs of such destruction shall only be borne by ASM if ASM, acting in good faith, accepts responsibility for the non-conforming Product. In case of disagreement or difficulties to determine the origin and/or responsibility for any non-conformity with the Specifications, FOAMIX and ASM will refer the matter to the respective independent testing laboratory set forth on Appendix 3 and accept the results of the assessment of the respective expert(s). The fees and expenses of such expert(s) shall be borne by the party ultimately determined to have incorrectly judged whether the Product was non-conforming.

13.4
FOAMIX shall obtain, maintain and own all filings necessary for approval by the applicable Governmental Authority of any and all filings for the commercial marketing or sales of Products in such country (“Marketing Approval”), along with satisfaction of any related applicable regulatory requirements. ASM shall use commercially reasonable efforts to assist FOAMIX in obtaining any Marketing Approvals related to the Product in any jurisdiction in the Territory. To enable FOAMIX to obtain and maintain Marketing Approval for the Products in the Territory as requested, ASM shall provide FOAMIX with all regulatory and technical information as may be requested by Governmental Authorities in any country in the Territory where Products are imported, marketed, sold or offered for sale. Where such information is confidential, ASM shall provide them directly to the requesting Governmental Authority. FOAMIX may use such information solely for the aforementioned purposes. FOAMIX shall pay for ASM’s reasonable costs in providing such assistance, provided that such costs have been approved in writing by FOAMIX prior to their occurrence.

13.5
ASM shall provide FOAMIX with the appropriate technical support as FOAMIX may request to validate the Products in the frame of FOAMIX pharmaceutical production activities. The corresponding costs will be charged to FOAMIX.

14.	PRODUCT COMPLAINTS AND ADVERSE EVENTS

FOAMIX and/or its Affiliates shall be responsible for the handling of all Product complaints and reports of adverse events, including those associated with Manufacture and shipment of the Products. ASM shall cooperate in the investigation by FOAMIX of all such Product complaints and reports of adverse events. Additional provisions relating to complaints and adverse events shall be addressed in the applicable Quality Agreement.

15.	RECALL

15.1
Each Party shall keep the other Party informed of any notification or other material information which might affect the safety or efficacy of the Products and which might result in the Recall of a Product. ASM shall assist FOAMIX in its investigation to determine the cause and extent of the problem necessitating the Recall. Specific provisions relating to complaints, Recalls and corrective and preventative actions will be as stipulated in the Quality Agreement.

15.2	FOAMIX shall notify ASM of a decision to Recall the Product within one (1) day, as specified in the Quality Agreement.

15.3	FOAMIX shall be responsible for interacting with the competent Governmental Authority with respect to any Recall of the Products.

15.4
In the event of any Recall arising out of or resulting from ASM’s failure to Manufacture the Product in accordance with the agreed Manufacturing Process as defined in the Specifications, in accordance with CGMP or the Quality Agreement, ASM shall:

15.4.1
at the election of FOAMIX, either (i) use reasonable commercial efforts to supply replacement Product within thirty (30) days of the date such Recall is initiated, without charge to FOAMIX, in an amount sufficient to replace the amount of recalled Product; or (ii) refund or credit to FOAMIX an amount equal to the price paid or to be paid by FOAMIX for the recalled Product; and

15.4.2	reimburse all transportation costs and export or import duties directly incurred by FOAMIX and not recovered by FOAMIX in respect of such recalled Product; and

15.4.3
in addition, reimburse FOAMIX (i) the reasonable and documented out-of-pocket expenses incurred by FOAMIX in connection with the Recall, and (ii) the purchase price paid by FOAMIX for the FOAMIX API Material used to Manufacture the recalled Product.

15.5
In the event of any Recall that does not arise out of or result from ASM’s failure to Manufacture the Product in accordance with the agreed Manufacturing Process as defined in the Specifications, FOAMIX shall pay to ASM any unpaid purchase price of the Product recalled.

15.6
In the event of any Recall that arises out of or results from both (i) ASM’s failure to Manufacture the Product in compliance with CGMP, the Specifications or the warranties agreed herein and (ii) a negligent act or omission of FOAMIX, the Parties shall negotiate in good faith an appropriate allocation of their out-of-pocket costs and expenses directly relating to such Recall.

16.	INSURANCE

16.1
During the Term of this Agreement and for a period of three (3) years after its termination, both Parties shall maintain proper insurance from a reputable insurance company in order to cover their potential liability arising from this Agreement. This should include, without limitation, liability insurance (which shall include products liability), with limits of not less than CHF 2.000.000,00 (two million) per occurrence and CHF 5.000.000,00 (five million) per year. Each Party shall inform the other of a change of its insurance contract. Notwithstanding the above, the Parties agree that each Party may seek higher insurance limits and/or provide additional forms of insurance.

16.2	Upon request of the other party, each party shall provide the other party with updated certificates.

17.	WARRANTIES

17.1
Due to the written Quality-Agreement signed jointly by the parties as attached in Appendix 2, the definition of responsibility is clearly defined. Intention of the Parties is to cover all probable scenarios relating to possible claims including corresponding costs.

17.2	FOAMIX shall be liable for failures caused by defects, delays and incompleteness of documents and/or FOAMIX API Materials provided or to be provided to ASM.

17.3
To the best knowledge of FOAMIX, the use of FOAMIX API Materials and FOAMIX Background IP in the Manufacture of Products in accordance with the Specifications and terms of this Agreement does not infringe on the Intellectual Property rights of a third party.

17.4	ASM represents and warrants to FOAMIX with respect to each delivery of Products hereunder that:

17.4.1	The Products are Manufactured in accordance with this Agreement (including the Quality Agreement), CGMP and the applicable laws and regulations;

17.4.2	The Products comply with the Specifications.

17.4.3	The Products are free and clear of any and all encumbrances , liens, or any other third party security claims.

17.4.4	ASM and all of its employees and personnel that shall be performing any work in connection with this Agreement shall have the appropriate training and skill necessary to perform their job functions.

17.4.5	To the best knowledge of ASM, ASM Background IP and ASM Developed IP does not infringe on the Intellectual Property rights of a third party.

17.5	Each party further represents and warrants as of the Effective Date of this Agreement, and agrees to ensure that throughout the Term of this Agreement:

17.5.1
It has received and is in current compliance with Governmental Approvals, licenses, consents and permits required to lawfully Manufacture, in the case of ASM, the Products and in the case of FOAMIX, to the best of its knowledge, the FOAMIX API Materials, pursuant to this Agreement. This includes all required Governmental Approvals and licenses to use the Facility under this Agreement. ASM represents and warrants that at the Effective Date it has not received any notice of adverse findings or similar letter from any Governmental Authority with respect to the Product or the Facility;

17.5.2
With respect to all filings to obtain marketing authorizations or Governmental Approvals by FOAMIX, the data and information in ASM’s or FOAMIX’ submissions are free from fraud or material falsity, that the Governmental Approvals will not be obtained through bribery or the payment of illegal gratuities, that the data and information in FOAMIX’ and ASM’s submissions are and shall be accurate and reliable for purposes of supporting approval of the submissions, and that the Governmental Approvals were and shall be obtained without illegal or unethical behaviour of any kind;

17.5.3
None of ASM or FOAMIX or any person or entity that was involved in the performance of ASM’s obligations under this Agreement is under investigation by a Governmental Authority for debarment or is presently debarred by a Governmental Authority.

17.5.4	Neither party shall enter into any agreement or arrangement with any other entity that would prevent or in any way interfere with the other party’s ability to perform its obligations hereunder.

17.5.5
It is a corporation, duly organized, validly existing and in good standing under the laws of its formation; it is duly qualified to do business in its respective jurisdiction of incorporation; it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder; and the execution of the Agreement by its representative whose signature is set forth at the end of this Agreement have been duly authorized by all necessary action on its part.

17.6
FOAMIX may reject any Product delivered under this Agreement that does not comply with the Specifications, CGMP, or the Manufacture Process(a “Defective Product”) by giving written notice of such Defective Product to ASM within thirty (30) days after receipt of the Product. If FOAMIX accepts delivery of a Product but later determines that such Product delivered is a Defective Product and the nature of the defect could not have been discovered through the exercise of reasonable diligence within the thirty (30) day period, FOAMIX may revoke its acceptance by providing written notice of such revocation immediately after discovering such Defective Product. FOAMIX shall return any Defective Product to ASM at ASM’s expense and ASM shall be required, at its sole expense, to:

17.6.1	rework, reprocess or recover any Defective Products if authorized by FOAMIX in writing; or

17.6.2	replace the Defective Products by Products of appropriate quality as soon as possible, subject to the availability of sufficient FOAMIX API Material.

17.7
If ASM and FOAMIX disagree as to whether any Product meets the Specifications, the Manufacture Process and/or warranties set forth in clause 17.1, the matter will be submitted to the reputed independent testing laboratory, acceptable to both Parties as set forth in Appendix 3, for analysis to determine whether the Product conformed or did not conform to the Specifications and the test results obtained from such laboratory shall be final and binding upon both Parties. The fees and expenses of such testing shall be borne by the Party ultimately determined to have incorrectly judged whether the Product met the said warranties. In case FOAMIX received a replacement shipment

17.7.1
and the laboratory decides that the first shipment failed to meet the Specifications due to a failure in the Manufacturing Process, FOAMIX shall pay only for the replacement shipment meeting the Specifications;

17.7.2
and the laboratory decides that the first shipment met the Specifications, then FOAMIX shall pay for both shipments meeting the Specifications as well as for the transportation costs for the replacement shipment.

17.8	ASM’s representations and warranties set forth in clause 17.3 shall expire, with respect to each delivery of Products, fifteen (15) months after the date of delivery of the Product.

18.	LEGAL COMPLIANCE

ASM will ensure that its officers, directors, employees and agents strictly comply with applicable laws that apply to the Manufacture as well as other applicable laws, including but not limited to the rules on prohibition of child labor, anti-corruption, anti-discrimination, environment protection and occupational health and safety.

19.	INDEMNIFICATION

19.1
FOAMIX shall indemnify, defend and hold ASM, its officers, directors and employees harmless from and against all losses, damages (including regarding injuries to, or death of, any person, or injury to, or destruction of, property), liabilities and expenses (including reasonable attorneys’ fees) and costs resulting from third-party claims, actions, orders or other pending or threatened proceedings (“Losses”) to the extent arising out of: (i) FOAMIX’s breach of any of its representations, warranties, or covenants hereunder, except in each case to the extent caused by the negligence, recklessness or willful misconduct of ASM or any ASM Indemnitee as defined in clause 19.3; (ii) the development or commercialization of the Product that meets the Specifications, (iii) the negligent acts, errors, omissions or the intentional misconduct of FOAMIX, its officers, directors, agents and employees; (iv) any failure of FOAMIX API Material supplied hereunder to conform to the FOAMIX API Material Specifications, as delivered to ASM.

19.2
ASM shall indemnify, defend and hold FOAMIX, its Affiliates and its and their respective officers, directors and employees harmless from and against Losses to the extent arising out of: (i) ASM’s Manufacture or supply of the Product that fails to meet the Specifications, (ii) ASM’s breach of any of its representations, warranties or covenants hereunder, except in each case to the extent caused by the negligence, recklessness or willful misconduct of FOAMIX or any FOAMIX Indemnitee as defined in clause 19.3; (iii) the negligent acts, errors or omissions or the willful or intentional misconduct of ASM, its officers, directors, agents and employees.

19.3
Promptly after the receipt by either ASM or FOAMIX of notice or otherwise becoming aware of (a) any claim or (b) the commencement of any lawsuit, action or proceeding which may give rise to a claim for indemnification hereunder, such Party (the “Indemnitee”) will, if a claim with respect thereto is to be made against the Party obligated to provide indemnification pursuant to this clause (the “Indemnitor”), give such Indemnitor written notice of such claim or the commencement of such lawsuit, action or proceeding and shall permit the Indemnitor to assume, at its own expense, the defence of any such claim, lawsuit, action or proceeding. The Indemnitee shall permit the Indemnitor, at its discretion, to settle any such claim, lawsuit, action or proceeding, provided, however, that such settlement does not adversely affect the Indemnitee’s rights hereunder or impose any obligations on the Indemnitee in addition to those set forth herein in order for it to exercise such rights. No such claim, lawsuit, action or proceeding shall be settled without the prior written consent of the Indemnitor and the Indemnitor shall not be responsible for any Losses incurred other than as provided herein. The Indemnitee, its Affiliates and their respective directors, officers, employees and agents shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defence of any claim, lawsuit, action or proceeding covered by this indemnification. The Indemnitee shall have the right, but not the obligation, to be represented by legal counsel of its own selection and expense in connection with any such proceeding.

19.4
If the Indemnitor shall not assume the defence of any such claim, lawsuit, action or proceeding, the Indemnitee may defend against such claim, lawsuit, action or proceeding in such manner as it may deem appropriate and the Indemnitee may settle such claim, lawsuit, action or proceeding on such terms as it may deem appropriate, and the Indemnitor shall promptly reimburse the Indemnitee for the amount of all Losses incurred by the Indemnitee in connection with the defence against or settlement of such claim, lawsuit, action or proceeding. If no settlement of such claim, lawsuit, action or proceeding is made, the Indemnitor shall promptly reimburse the Indemnitee for the amount of any Losses incurred by the Indemnitee in the defence against such proceeding.

19.5
This clause shall apply only to the extent permitted under applicable law and does not restrict or limit the liability of either Party towards each other. This Agreement does not limit the liability of the Parties under applicable laws for personal injuries, deaths and product liability and other mandatory liability imposed by applicable laws.

20.	INTELLECTUAL PROPERTY

20.1
All Intellectual Property rights that are owned or controlled by a Party at the commencement of this Agreement shall remain under the ownership or control of such Party throughout the Term and thereafter (with respect to each Party, such Intellectual Property shall be deemed its “Background IP”). For clarity, all Intellectual Property related to the Products or the Manufacturing Process that exist as of the Effective Date shall be deemed Foamix Background IP, and FOAMIX shall retain and own and have the exclusive right, title and interest in and to all such Intellectual Property.

20.2
All new Intellectual Property that is generated, developed, conceived or reduced to practice under this Agreement, the Development Agreement or the Quality Agreement that (i) is related to the Products or the Manufacturing Process, including any modifications or improvements to any of the foregoing or (ii) that is otherwise based on, uses or incorporates any Foamix Confidential Information, shall be deemed “FOAMIX Developed IP”, and shall be the exclusive property of FOAMIX.

20.3
Any new Intellectual Property that is generated, developed, conceived or reduced to practice under this Agreement or the Development Agreement by ASM that is not FOAMIX Developed IP shall be deemed “ASM Developed IP”, and shall be the exclusive property of ASM. FOAMIX hereby grants to ASM a non-exclusive, non-transferable, irrevocable, perpetual, non-sublicensable, worldwide, royalty-free license during the Term of this Agreement, to use or have its designee use the FOAMIX Background IP and FOAMIX Developed IP to manufacture Products for FOAMIX and its Affiliates and sublicensees during the Term in accordance with this Agreement. ASM hereby grants to FOAMIX a non-exclusive, transferable, irrevocable, perpetual, sublicensable, worldwide, royalty-free license under the ASM Background IP and ASM Developed IP, in each case, to manufacture, sell, offer to sell, have made, have sold, import, export and otherwise distribute the Products, or any product or service based on or derived from the Products.

20.4
The Products may be advertised, promoted, marketed or sold, either separately or as part of other products, under any trademark, tradename, domain name, copyright or logo, whether registered or unregistered, selected by FOAMIX and its Affiliates in their sole discretion. ASM shall not adopt, use, apply for registration, register or own any such trademark, tradename, domain name, copyright or logo or any item confusingly similar thereto, in any country of the world, or take any action which, in FOAMIX’s sole opinion, weakens or undermines such proprietary rights.

20.5
ASM shall promptly inform FOAMIX in writing of any new Intellectual Property (including FOAMIX Developed IP or ASM Developed IP), and all information, including know-how, in this respect shall be timely made available to FOAMIX in sufficient and full detail. ASM irrevocably assigns and undertakes to cause the personnel or any entity whatsoever including its Affiliates and subcontractors and their personnel to assign promptly all rights, title and interest worldwide in all FOAMIX Developed IP to FOAMIX without any additional consideration. ASM shall execute, and shall require its relevant personnel including those of its Affiliates and subcontractors to execute, any documents required to confirm FOAMIX’s ownership of the FOAMIX Developed IP, and any documents required to apply for, maintain and enforce any patent or other intellectual property right in the FOAMIX Developed IP. Upon FOAMIX’s request and reasonable expense, ASM will assist FOAMIX as may be necessary to apply for, maintain and enforce any patent or other intellectual property right in the FOAMIX Developed IP.

21.	SUBCONTRACTING

21.1	ASM shall not, without the prior written consent of FOAMIX subcontract any of its obligations under this Agreement to any third party. The approved subcontractors are listed in Appendix 3.

21.2
ASM undertakes that its approved subcontractors shall be skilled and experienced contractors and shall comply with applicable laws and regulations. ASM undertakes that its subcontractors will carry out each of their activities for ASM so as to ensure that ASM complies with CGMP (where applicable). ASM undertakes that its subcontractors shall comply with the confidentiality and other obligations hereunder and that before allowing a subcontractor to begin work ASM shall enter into a written agreement with such subcontractor that obligates such subcontractor (and its personnel involved in the performance of such activities) to be bound by the terms and conditions of this Agreement in the same manner as they apply to ASM. ASM undertakes to fully pay its subcontractors all undisputed amounts when due. ASM agrees and will contractually ensure that FOAMIX and Governmental Authorities can conduct audits and inspections at the facilities of such subcontractors in accordance with clause 12.

21.3
ASM shall be fully responsible to FOAMIX for the acts or omissions of its subcontractors as if those acts or omissions had been carried out directly by ASM. The approval of any subcontracting under this Agreement shall not relieve or excuse ASM from its obligations to FOAMIX in respect of the proper performance of such obligations.

22.	TERMINATION

22.1
Either Party shall have the right to terminate this Agreement at the end of the Initial Period or at the end of an Additional Period by providing the other party with no less than twelve (12) months prior written notice of such termination.

22.2	Notwithstanding the foregoing, a Party may terminate this Agreement with immediate effect:

(A)
if any Party (the “Defaulting Party”) breaches any material provision of this Agreement (other than breaches of any provision that are incapable of being cured) and remains in breach for thirty (30) days after receipt of written notice from the other Party (the “Aggrieved Party”) requiring it to rectify the breach, the Aggrieved Party shall be entitled at its option and without prejudice to any other rights that it may have hereunder or at law:

22.2.1	to uphold this Agreement against the Defaulting Party and sue for specific performance of the Defaulting Party’s obligations to it under this Agreement, with or without a claim for damages;

22.2.2	to uphold this Agreement and sue for damages; and/or

22.2.3
to terminate this Agreement and claim damages, in which case written notice of the termination shall be given to the Defaulting Party and the cancellation shall take effect on the giving of the notice.

(B)
if the other Party is unable to pay its debts, becomes insolvent, makes an assignment for the benefit of creditors or commits any act amounting to a business failure, or if proceedings in bankruptcy or reorganization or for an appointment of a receiver or trustee for or over such Party’s property are instituted by or against such Party in any court having jurisdiction thereof, and such proceedings are not vacated, set aside or stayed within ninety (90) days thereof, or if such Party attempts to enter into a general compromise of its liabilities.

23.	EFFECTS OF TERMINATION

23.1	If this Agreement is terminated by ASM or by FOAMIX, then

23.1.1
at the request of FOAMIX, ASM shall be obligated to fill all outstanding Purchase Orders and FOAMIX shall be obligated to pay ASM the Price for Product, which is supplied in response to such outstanding Purchase Orders. Remaining Product Material purchased by ASM according to clause 7.1.2 and outstanding Purchase Orders will be invoiced to FOAMIX, and shall be payable within 30 days from the termination date.

23.1.2
FOAMIX shall have the right to order and purchase all of the Products projected for delivery in the next twelve (12) months of the current Annual Forecast. ASM shall deliver, and FOAMIX shall pay for the Products as ordered.

23.2	Upon expiration or termination of this Agreement for whatever reason,

23.2.1	each Party shall promptly return to the other Party all Confidential Information received from the other Party.

23.2.2	ASM shall promptly return to FOAMIX all FOAMIX API Materials in its possession or control.

23.2.3	ASM shall provide FOAMIX with all Product then manufactured or generated and all transferable work in progress.

23.2.4	ASM shall promptly transfer to FOAMIX all Foamix Developed IP in its possession or control.

24.	TECHNOLOGY TRANSFER

Upon the request of FOAMIX in the event of a Supply Failure under clause 8.4 hereof, ASM will provide to FOAMIX commercially reasonable technology transfer of the then-current process and related know-how in accordance with the Specifications, for the commercial manufacture for the Products to a qualified third-party supplier (having the skills, trained personnel and certification), including related assistance to enable FOAMIX to manufacture such Product itself or through a third party manufacturer; provided that, such support and assistance shall in all respects be consistent with industry standards for such technology transfers. These efforts will be invoiced on an hourly basis to FOAMIX at ASM’s then-existing hourly rates. Subject to the following sentence, FOAMIX shall be permitted to use a third party to Manufacture and supply the Products during a Supply Failure, and the exclusivity provisions in favour of ASM in clause 3.1 of this Agreement shall not apply.

Once the issue causing a Supply Failure is resolved, as mutually determined by the Parties acting in good faith, ASM will again be the primary supplier of the Products under this Agreement for the Term, Manufacturing at least 80% of FOAMIX’s commercial needs for the Products in the Territory.

25.	FORCE MAJEURE

25.1	Neither Party will be liable to the other for any default or delay in the performance of its obligations under this Agreement:

25.1.1
If and to the extent that such default or delay is caused by any act of God, epidemic, war or civil disturbance, or any other circumstance beyond its reasonable control (excluding any labor action (e. g. strikes) occurring at either Party or its Affiliates’ premises); and

25.1.2
Provided that the non-performing Party is without fault in causing such default or delay, and such default or delay could not have been prevented by the non-performing Party, including through a work-around plan.

25.2	Following any circumstance of force majeure, the non-performing Party shall:

25.2.1	Notify the other Party within five days following the occurrence of such an event.

25.2.2	Use its best efforts to recommence performance; and

25.2.3	Co-operate with the other Party in implementing such contingency measures as the other Party may reasonably require.

25.3
The unaffected Party shall have the right to terminate this Agreement immediately upon written notice if an event of force majeure has not ceased after three (3) months from its start. For the avoidance of doubt, if there is a Supply Interruption following a force majeure, clause 8.4 shall apply.

26.	CONFIDENTIALITY

26.1
From the Effective Date and for a period of ten (10) years, or for a perpetual time with respect to trade secrets, after this Agreement terminates, each Party or its Affiliate (the “receiving Party”) shall:

26.1.1	keep the Confidential Information of the other Party or its Affiliate (the “disclosing Party”) confidential;

26.1.2	not disclose the Confidential Information of the disclosing Party to any other person or entity other than with the prior written consent of the disclosing Party;

26.1.3	not use the Confidential Information of the disclosing Party for any purpose other than the performance of its obligations under this Agreement.

26.2
During the Term of this Agreement the receiving Party may disclose the Confidential Information of the disclosing Party to its Affiliates, and its or their employees, agents and representatives (including contractors, consultants and advisors) (each, a “Representative’) to the extent that it is necessary for the purposes of this Agreement. The Party disclosing the information to its Representatives shall ensure that each Representative is made aware of and complies with the receiving Party’s obligations of confidentiality under this Agreement.

26.3	The obligations imposed by this clause upon the receiving Party shall not apply to any Confidential Information of the disclosing Party which:

26.3.1	is in or comes into the public domain other than as a result of a breach of this Agreement; or

26.3.2	is known to the receiving Party prior to obtaining the same from the disclosing Party, as demonstrated by written records;

26.3.3	is obtained by the receiving Party from a third party who is not obligated to keep the information confidential; or

26.3.4
is required to be disclosed by applicable law or a valid order of a court, provided that the receiving Party promptly notifies the disclosing Party of the requirement of such disclosure, takes reasonable and lawful actions to avoid or minimize the degree of such disclosure and to have confidential treatment accorded to any Confidential Information disclosed, and cooperates fully with the disclosing Party in connection with the disclosing Party’s efforts to apply for a protective order or take other appropriate action to restrict disclosure of the Confidential Information.

26.4
Notwithstanding the foregoing provisions of this clause, FOAMIX shall also be entitled to submit and disclose to any Governmental Authority confidential documents and information of ASM in accordance with clause 13.4. FOAMIX shall also be entitled to disclose the terms of this Agreement with sufficiently redacted commercial terms to a third party considering or providing financing to FOAMIX or in connection with an M&A transaction involving FOAMIX; provided that any such third party agrees to be bound by confidentiality restrictions that are at least as restrictive as those contained herein.

27.	GOVERNING LAW AND PLACE OF JURISDICTION

27.1	This Agreement shall be governed by and enforced in accordance with the laws of Switzerland.

27.2
Any dispute, controversy or claim arising out of, or in relation to, this contract that was not resolved pursuant to the dispute resolution procedure set forth in this Agreement (including pursuant to clause 17.7) or clause 27.3 below, including the validity, invalidity, breach, or termination thereof, shall be resolved by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers’ Arbitration Institution in force on the date on which the Notice of Arbitration is submitted in accordance with these Rules.

The number of arbitrators shall be one or three; the seat of the arbitration shall be Zürich, Switzerland. The arbitral proceedings shall be conducted in English.

27.3
In the event any dispute or controversy arises, the Parties will first present the matter to a senior executive (one who reports to the Chief Executive Officer) of each of ASM and FOAMIX for resolution. If the senior executives cannot resolve the situation within twenty one (21) calendar days, then either Party may, except as otherwise set forth in clause 17.7 of this Agreement, submit the dispute to binding arbitration or initiate legal proceeding. This dispute resolution process does not prevent a Party from seeking urgent or interim relief before the courts of competent jurisdiction.

28.	NOTICES AND LEGAL PROCESS

28.1
Each Party chooses as its address for all purposes under this Agreement, whether for serving any court process or documents, giving any notice, or making any other communications of whatsoever nature and for any other purpose arising from this Agreement, as follows:

FOAMIX:
Foamix Pharmaceuticals Ltd.
Attn: Head of Pharmaceutical Development
2 Holzman Street
Rehovot Science Park
Rehovot
Israel
Tel.: +972 8 931 6233
Email: Russell.elliott@foamix.com

And

General Counsel
c/o Foamix Pharmaceuticals Inc.
520 U.S. Highway 22, Suite 204
Bridgewater, NJ
USA
Tel.: +18007757936
Email: Mutya.harsch@foamix.com

Manufacturer:
ASM Aerosol-Service AG
Attn.: CEO
Industriestrasse 11
4313 Möhlin
Switzerland
Tel.: +41 61 855 67 67
Email: info@aerosol-service.com

Any Party may by notice to the other Party change its chosen address to another physical address.

28.2
Any notice required or permitted under this Agreement shall be valid and effective only if in writing. Notwithstanding anything to the contrary herein, a written notice actually received by a Party, including a notice sent by fax, shall be adequate for the purposes of this Agreement notwithstanding that it was not sent or delivered to the chosen address.

29.	INTERPRETATION

29.1	Clause and paragraph headings are for purposes of reference only and shall not be used in interpretation.

29.2
Unless the context clearly indicates a contrary intention, any word connoting: any gender includes all genders; the singular includes the plural and vice versa; persons includes artificial persons and vice versa; insolvency includes provisional or final sequestration, liquidation or judicial management.

29.3	The rule of interpretation that a written agreement shall be interpreted against the Party responsible for the drafting or preparation of that agreement shall not apply.

29.4
If any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it is only in the definition clause, effect shall be given to it as if it were a substantive provision in the body of the Agreement.

29.5
In the event of any conflict or contradiction between this Agreement and an Appendix, the provisions of this Agreement shall control, except with respect to conflicts or contradictions principally of a quality or technical nature, in which case the applicable Quality Agreement shall control.

30.	LIMITATION OF LIABILITY

NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, SUBSEQUENT, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. THE ENTIRE LIABILITY OF EITHER PARTY SHALL BE LIMITED TO THE GREATER OF (I) THE ANNUAL AGGREGATE PURCHASE ORDER VOLUME OR (II) ONE MILLION SWISS FRANCS. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS PARAGRAPH IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER ARTICLE 19, OR DAMAGES AVAILABLE FOR A PARTY’S GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT, OR FOR BREACHES BY A PARTY OF ITS CONFIDENTIALITY OBLIGATIONS SET FORTH IN CLAUSE 26.

31.	GENERAL AND MISCELLANEOUS

31.1	Entire Agreement

This Agreement embodies the entire understanding of the Parties with respect to the subject matter hereof and shall supersede all previous communications, representations or undertakings, either verbal or written, between the Parties relating to the subject matter hereof; provided that, the Development Agreement shall remain in full force and effect, except that in the event of a conflict between the terms of this Agreement and the terms of the Development Agreement, the terms of this Agreement shall control. No general terms and conditions of either Party apply to their collaboration agreed hereunder unless agreed and signed by both Parties.

31.2	Written Form Requirement

No addition to, variation of, or agreed cancellation of, this Agreement or this written-form-clause shall be effective unless in writing and signed by both Parties.

31.3	Waivers

No relaxation or indulgence which any Party may grant to any other shall constitute a waiver of the rights of that Party and shall not preclude that Party from exercising any rights which may have arisen in the past or which might arise in future.

31.4	Survival of Obligations

Any provision of this Agreement which contemplates performance or observance subsequent to any termination of this Agreement shall survive any termination of this Agreement and continue in full force and effect, including without limitation, clauses 5 through 17 (inclusive), 19, 20, 23, 26 through 31 (inclusive).

31.5	Approvals And Consents

An approval or consent given by a Party under this Agreement shall only be valid if in writing and shall not relieve the other Party from responsibility for complying with the requirements of this Agreement nor shall it be construed as a waiver of any rights under this Agreement except as and to the extent otherwise expressly provided in such approval or consent, or elsewhere in this Agreement.

31.6	Independent Contractors

Nothing contained in this Agreement shall be construed to constitute either Party as the agent or representative of the other Party, nor constitute the Parties together as partners or joint ventures. Each Party represents itself and acts on its own behalf. Neither Party shall be responsible for the acts or omissions of the other Party, nor have the authority to speak for, act on behalf of, or obligate the other Party in any way, without the prior written consent of the other Party.

31.7	Counterparts

This Agreement may be executed in any number of counterparts, each of which when executed shall be an original, but all the counterparts together shall constitute one document.

31.8	Severability

If any provision of this Agreement is held to be void, invalid or unenforceable under applicable law, the rest of the Agreement shall remain in full force and effect. In lieu of the illegal, invalid or unenforceable provision, the Parties will agree on a legal, valid and enforceable provision which comes as close as possible to the original legal and commercial intent of the provision that needs to be replaced.

31.9	Assignment

Any attempted assignment of the rights or delegation of the obligations under this Agreement shall be void without the prior written consent of the nonassigning or nondelegating Party; provided, however, that either Party may assign its rights or delegate its obligations under this Agreement without such consent (i) to an Affiliate of such Party or (ii) to a third party acquiring or licensing all or substantially all of FOAMIX’s assets or a Product or in the event of a change of control, other than to a third party that is a direct competitor of the nonassigning or nondelegating Party,of such Party. In the case of any permitted assignment or transfer of or under this Agreement: (x) this Agreement shall be binding upon, and inure to the benefit of, the successors, executors, heirs, representatives, administrators and assigns of the Parties hereto; (y) any successor to a Party shall agree in writing to be so bound under the terms of this Agreement; and (z) shall promptly send a copy of such writing to the other Party.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date set forth above.

FOAMIX PHARMACEUTICALS LTD. By: /s/ David T. Domzalski Name: David T. Domzalski Title: Chief Executive Officer

FOAMIX PHARMACEUTICALS LTD. By: /s/ Mutya Harsch Name: Mutya Harsch Title: General Counsel

ASM AEROSOL-SERVICE AG By: /s/ Peter Bernauer Name: Peter Bernauer Title: Chief Executive Officer

ASM AEROSOL-SERVICE AG By: /s/ Geir Legreid Name: Geir Legreid Title: Project Manager